Exhibit 99.1

[LETTERHEAD OF COMPANY]

Notice of Optional Redemption

LBI Media, Inc.

10  1/8% Senior Subordinated Notes Due 2012

(CUSIP No. 501786 AB 3)

July 23, 2007

This serves as notice pursuant to Section 3.03 of the Indenture dated as of July 9, 2002 (as amended, restated, supplemented or otherwise modified, the “Indenture”), by and among LBI Media, Inc., as issuer (the “Company”), the guarantors party thereto and U.S. Bank National Association (formerly known as U.S. Bank, N.A.), a national banking association, as trustee (the “Trustee”), that the Company hereby elects to redeem all of its 10  1/8% Senior Subordinated Notes due 2012 (the “Notes”). Capitalized terms used in this notice that are not otherwise defined will have the meanings ascribed to them in the Indenture.

The Notes are being called for redemption pursuant to Section 3.07(c) of the Indenture and the Company will redeem all of its Notes pursuant to the following terms:

(a) Redemption Date	August 22, 2007

(b) Redemption Price	105.063% of the principal amount plus interest accrued and unpaid to the Redemption Date, if any

(c) Name and Address of Paying Agent	U.S. Bank National Association 60 Livingston Avenue 1st Fl – Bond Drop Window St. Paul, MN 55107 Attention: Corporate Trust Services

No Notes will be redeemed in part. Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price. Holders of the Notes should surrender such Notes, duly endorsed or assigned to the Company or in blank, for payment of the Redemption Price to the Paying Agent at the address above.

Unless the Company defaults in making such redemption payment, interest on Notes called for redemption will cease to accrue on and after the Redemption Date. No representation is made as to the correctness or accuracy of the CUSIP number listed in this notice or printed on the Notes.

Please contact Bondholder Services at 1-800-934-6802 with any questions relating to this notice or to make arrangements for the surrender of the Notes for redemption.

LBI MEDIA, INC.

By:	/s/ Lenard D. Liberman
Name: Lenard D. Liberman
Title:	Executive Vice President, Chief Financial Officer and Secretary

cc: U.S. Bank National Association